EXHIBIT 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter G. Michielutti
Senior Vice President
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION ANNOUNCES
EMPLOYEE INDUCEMENT AWARDS PURSUANT TO
NEW YORK STOCK EXCHANGE RULE 303A.08

Minneapolis, MN, November 27, 2012 — Christopher & Banks Corporation (NYSE: CBK) announced today that, in conjunction with its recent hiring of Ms. LuAnn Via as President and Chief Executive Officer, the Board of Directors granted to Ms. Via annual and long-term non-qualified stock options as an inducement to her hiring.  The annual incentive stock option consists of a grant of 500,000 shares of the Company’s Common Stock, with an exercise price of $3.43, representing the closing price on the New York Stock Exchange (“NYSE”) of one share of the Company’s Common Stock on November 26, 2012, Ms. Via’s first day of employment.  The option will become exercisable with respect to all 500,000 shares on February 1, 2014.  In addition, Ms. Via was granted a long-term incentive non-qualified stock option of 1.5 million shares of common stock, with an exercise price of $3.43, the closing price on the NYSE of one share of the Company’s Common Stock on November 26, 2012.  This option will vest as to 500,000 shares on each of the first three anniversaries of the date of grant.  Vesting under each option is accelerated in the event of a change-of-control.  In each case, the options vest if Ms. Via remains employed with the Company on the vesting dates.

These options have been granted outside the terms of the Company’s 2005 Stock Incentive Plan in reliance on the employment inducement award exemption under the NYSE’s Listed Company Manual Rule 303A.08.  Pursuant to the rule, the Company is issuing this press release.

In granting these stock option awards, the Board believes that the grants are appropriate and competitive in light of Ms. Via’s extensive retail experience and background.  In addition, the awards are intended to achieve the goal of creating a strong incentive for Ms. Via to drive superior performance for the benefit of the Company and its stockholders.  The long-term incentive stock award is made with the understanding that it is in lieu of any future grants of long-term equity incentive awards to Ms. Via over the Company’s next three fiscal years.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of November 27, 2012, the Company operates 637 stores in 44 states consisting of 386 Christopher & Banks stores, 171 stores in their women’s plus size clothing division CJ Banks, 55 dual stores and 25 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

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